Exhibit 2.1

SHARE PURCHASE AGREEMENT

BETWEEN

1.                                    Mr Jean-Jacques RUMPLER
Born on February 22, 1946 in SAINT OUEN (93)
Of French nationality
And residing 82 Avenue de Niel - 75017 PARIS

Marital status: married under the regime of separate property (régime de la séparation de biens)

2.                                    Mr Gérard RUMPLER
Born on February 15, 1944  in PARIS (75)
Of French nationality
And residing 2 Place de Neuve - GENEVE (1204 – SUISSE)

Marital status: married under the regime of universal community (régime de communauté universelle)

3.                                    Ms Annette POMERAT, wife of Gérard RUMPLER
Born on June 23, 1944 in PARIS (75)
Of French nationality
And residing 2 Place de Neuve - GENEVE (1204 – SUISSE)
Marital status: married under the regime of universal community (régime de communauté universelle) Represented by Mr Gérard RUMPLER

4.                                   Ms Evelyne FOURNIER RUMPLER

Born on May 30, 1951 in PARIS (75)
Of French nationality
And residing 5 rue Thiebault - NESLES LA VALLEE (95690)

Marital status: married under the regime of separate property (régime de la séparation de biens)

hereinafter referred to without distinction as the “Vendor” or “Vendors”

AND

5.                                   APTARGROUP HOLDING SAS, a société par actions simplifiée (simplified limited liability company) with a share capital of €197,047,214 , the registered office of which is at 34-36, rue de la Princesse, 78430 Louveciennes, and which is registered at the Versailles Commercial and Companies Registry under the number 666 450 010, duly represented for the purposes herein by Mr Olivier FOURMENT.

hereinafter referred to as the “Purchaser” or “Assignee” or “Beneficiary”

WHEREAS

1.                                   On the Completion Date, the Vendors will validly and directly own the entirety of the shares comprising the capital of the company:

RUMPLER – TECHNOLOGIES

A Société Anonyme (public limited company) with a share capital of €697,500whose address is 22, Avenue des Nations, Le Raspail, Paris Nord 2, 93420 Villepinte, and which is registered at the Bobigny Commercial and Companies Registry under the number 552 118 705. The company’s capital stock is divided into 22,500 shares with a par value of €31 each, fully paid.

The corporate purpose of RUMPLER – TECHNOLOGIES is, directly or indirectly, in France or abroad:

•                the direct or indirect operation of manufacturing plant and industry in respect of natural or synthetic elastomer in all forms;

•                the participation in any manner whatsoever, including by contribution in cash or in kind, subscription to capital stock, purchase of shares in any French or foreign company, whatever their form and whatever their commercial, industrial, agricultural, forestry or other activity;

•                the performance of all services, research and the provision to any group company and affiliates of a financial, administrative and research ability;

•                the acquisition, management, or transfer in France or abroad, of all intellectual property rights relating to the activities described above;

•                And more generally, all commercial, industrial, financial and capital transaction relating directly or indirectly to these purposes or any similar or related purposes likely to facilitate their expansion or development, on its own behalf and on behalf of third party and by way of joint venture;

Its financial year has a duration of twelve (12) months, beginning on January 1st and ending on December 31st of each year.

Its articles of incorporation and certificate of registration (extrait K-Bis) form Appendix 1.

2.                                   On the Completion Date, the company Rumpler-Technologies will validly, directly and indirectly own the entirety of the shares comprising the capital of the companies:

2.1.              SOCIETE DE TRANSFORMATION DES ELASTOMERES A USAGES MEDICAUX ET INDUSTRIELS – STELMI

A Société Anonyme (public limited company) with a share capital of €1,843,968whose address is 22, Avenue des Nations, Le Raspail, Paris Nord 2, 93420 Villepinte, and which is registered at the Bobigny Commercial and Companies Registry under the number 642 040 000. The company’s capital stock is divided into 115,248 shares with a par value of €16 each, fully paid.

The corporate purpose of STELMI is:

•                the direct or indirect operation of manufacturing plant and industry in respect of natural or synthetic elastomer in all forms;

•                the operation of all manufacturing or marketing license relating directly or indirectly to the main corporate purpose;

•                the participation in any manner whatsoever, including by contribution in cash or in kind, subscription to capital stock, purchase of shares in any French or foreign company, whatever their form and whatever their commercial, industrial, agricultural, forestry or other activity;

•                And more generally, all commercial, industrial, financial and capital transactions relating directly or indirectly to these purposes or any similar or related purposes likely to facilitate their expansion or development, on its own behalf and on behalf of third party and by way of joint venture;

Its financial year has a duration of twelve (12) months, beginning on January 1st and ending on December 31st of each year.

Its articles of incorporation and certificate of registration (extrait K-Bis) form Appendix 2.

2.2.           SOCIETE DE MECANIQUE GENERALE POUR L’INDUSTRIE – SOMEGI

A Société à responsabilité limitée (limited liability company) with a share capital of €128,000 whose address is 1-3 avenue Georges Clémenceau, 93420 Villepinte, and which is registered at the Bobigny Commercial and Companies Registry under the number 692 030 398. The company’s capital stock is divided into 8,000 shares with a par value of €16 each, numbered from 1 to 8,000, fully paid.

The corporate purpose of SOMEGI is:

•    researches on manufacturing and manufacturing of molds, tools and general engineering;

•    the creation, acquisition, taking on lease, operation of all industrial and commercial companies relating to the corporate purpose described above;

•    The direct or indirect participation in any transaction that is likely to facilitate the development of social affairs in any form whatsoever, the setting-up of new companies, the contribution, subscription or purchase of securities.

•    More generally, the performance of all industrial, commercial, financial, movable and immovable property activity relating to the corporate purpose described above.

Its financial year has a duration of twelve (12) months, beginning on January 1st and ending on December 31st of each year.

Its articles of incorporation and certificate of registration (extrait K-Bis) form Appendix 3.

2.3.           AMERICAN STELMI CORP.

AMERICAN STELMI CORPORATION is a U.S company whose articles of incorporation and certificate of registration (extrait K-Bis) form Appendix 4.

The way the shares issued by the companies are currently distributed and will be distributed on the Closing Date is shown in Appendix 5 hereof.

3.                                    The Vendors having expressed a wish to sell, on the Completion Date, the shares owned by them and comprising the entire (and not a part of) share capital of the RUMPLER-TECHNOLOGIES company (hereinafter referred to as the “Shares”), the Parties met and entered into a process of negotiation.

4.                                   Upon completion of those negotiations, the Vendors and the Purchaser entered into this Share Sale Agreement (hereinafter referred to as the “Agreement”) in order to agree the terms and conditions of the sale to the Purchaser of the entirety of the Shares owned by the Vendors.

5.                                   The Vendors have brought documents and information to the attention of the Purchaser and its advisers in the context of a data room. The Purchaser has been able to familiarise itself with this information, to examine the contents thereof and to obtain certain replies to the questions that it posed.

ACCORDINGLY, IT HAS HEREBY BEEN AGREED AS FOLLOWS:

ARTICLE 1                DEFINITIONS

For the purposes of this Agreement, the following terms beginning with a capital letter will have the following meanings:

“Warrantors’ knowledge”:

means the knowledge of Mr Jean-Jacques Rumpler in his capacity as company manager acting with reasonable care and having carried out the usual steps in relation to the matters referred to in Article 7.

“Vendors’ Affiliate”	has the meaning given to it in Article 7.22 below.

“Collective Agreements”	has the meaning given to it in Article 7.12.2 below.

“Authorisations”

means the advertisements, declarations, registrations, filings, certificates, permits and other formalities or authorisations required by the regulations in force in relation to the Companies’ activities, and in particular declarations of the existence and deletion of classified establishments and the authorisations, licences or permits of an administrative or other nature necessary to carry on those activities or for the use or occupation of the Companies’ premises.

“Real Properties”	has the meaning given to it in Article 7.5.1 below.

“Leased Real Properties”	has the meaning given to it in Article 7.5.1 below.

“Wholly-Owned Real Properties”	has the meaning given to it in Article 7.5.1 below.

“Personal Property”	has the meaning given to it in Article 7.6.1 below.

“Reference Accounts”	has the meaning given to it in Article 7.4.1 below.

“Sale Agreement”	means this Agreement.

“Contracts”	has the meaning given to it in Article 7.10.1 below.

“Control”	means control within the meaning of Article L. 233-3 of the Commercial Code.

“Date of the Reference Accounts”	has the meaning given to it in Article 7.4.1 below.

“Completion Date”	has the meaning given to it in Article 5.1 below.

“Tax Return”

means any statement or document (including, without limitation, options, records, forms, appendices, statements of information and documentation relating to the transfer price) the completion and/or signature of which is required by tax Law.

“Representations and Warranties”	has the meaning given to it in Article 7 below.

“De Minimis Amount”	has the meaning given to it in Article 8.1.8.1 below.

“Intellectual Property Rights”	has the meaning given to it in Article 7.9.1 below.

“Subsidiary”	means, collectively, any company Control of which is held, directly or indirectly, by one or more Companies, a list of which appears in Appendix [**] hereof.

« Deductible »	has the meaning given to it in Article 8.1.8.2 below.

“Warrantor(s)”	means Mr Jean-Jacques Rumpler, the spouses Gérard Rumpler and Ms Annette POMERAT (acting jointly and severally) and Ms Evelyne Fournier-Rumpler, acting severally without joint liability as follows:

Mr Jean-Jacques Rumpler, as to 33.34%;

Mr Gérard Rumpler and Ms Annette POMERAT (acting jointly and severally), as to 33.33%; and

Ms Evelyne Fournier-Rumpler, as to 33.33%.

This allocation will be modified in case of gifts of Shares as set forth in Article 10.6. Each Warrantor will then bear the guarantee in proportion to the number of Shares held on the Completion Date. Moreover, without prejudice to the several liability of Mr Jean-Jacques Rumpler, the spouses Gerard Rumpler and Annette Pomerat and Mrs Evelyne Rumpler-Fournier, the donees will act jointly and severally with the donor under the guarantees set forth in Articles 7 and 8 of this agreement up to the total number of Shares held by the donor and the donees on the Completion Date.

“Taxes”

means any direct or indirect taxes, duties, deductions, contributions, dues, withholding taxes or charges (whether in the form of taxation, quasi-taxation or social security charges, including contributions or charges payable to all the social security organisations in respect of social security, pension and other social benefits as provided by Law), including, without limitation, income tax, corporation tax, local taxes, sums due in respect of a tax, duty or stamp duty, value added tax, taxes on salaries, taxes on sales, usage or monopoly fees, registration fees, customs duties, employee contributions, social security charges imposed or collected by any State or by any local, national or supranational collective body or authority, or by any organisation, including interest, penalties, fines, surcharges and other charges and all taxes or charges of the same nature that might be due indirectly, particularly pursuant to any joint liability, contractual obligation or co-debtor situation.

“Indemnity”	has the meaning given to it in Article 8.1.2 below.

“Law”

means any treaty, directive, law, ordinance, decree, regulation, order, code, administrative authorisation, administrative decision of specific or general application, decision of the Council of State or of the Supreme Court on the date hereof and on the Completion Date, and any Collective Agreements and other compulsory rules in France and abroad, and any legal and regulatory provisions of a general nature or specific to the Companies’ activities, and in particular those governing health and safety and consumer information and protection.

“Non Vendors”	means the minority shareholders of the Companies other than the Vendors, namely Mr Dominique Fournier, Mr Michel Sinai, Mr Alain Cruset Sinai and Mrs Marie-José Rumpler.

“Prohibited Payment”	means:

(i) any distribution, including any dividend or interim dividend, in cash or in kind, voted, declared, paid or made by any of the Companies, with the exception of a dividend paid solely for the benefit of another of the Companies, with the exception of the distribution of the RUMPLER TECHNOLOGIES income for the financial year ended on December 31st, 2011, to which the Vendors may proceed and that would be treated as to an adjustment of the Purchase Price;

(ii) any other payment made or in respect of which an obligation has been assumed by any of the Companies for the benefit of one or more Vendors or any of the Vendors’ Affiliates (including, without limitation, in the context of the purchase or reimbursement of any negotiable security issued by any of the Companies or of any redemption of the capital);

(iii) any management expenses or fees paid to the Vendors, to the Vendors’ Affiliates or their advisers, or any expenditure from which they benefit directly or indirectly;

(iv) any payment made (or in respect of which an obligation has been assumed) to any employee (including social security charges and other expenses relating thereto) by any of the Companies in the context of the transaction the subject hereof (and particularly bonuses), with the exception of any remuneration paid or to be paid to the employees, Chief Executive Officers or officers of any of the Companies in accordance with the terms of their employment contract or the relating resolutions as at 31 December 2011 in force on the date hereof and which have not changed since December 31, 2011

(v) the waiver by any of the Companies of any amount due to it from any of the Vendors or any of the Vendors’ Affiliates;

(vi) the transfer of any assets by any of the Companies to any of the Vendors or any of the Vendors’ Affiliates and any assumption of any obligation of any of the Vendors or Vendors’ Affiliates or the grant of any security, indemnity, bond, surety or guarantee to any of the Vendors or Vendors’ Affiliates;

(vii) the obligation of any of the Companies to carry out any of the foregoing transactions.

“Parties”	means the Vendors and the Purchaser, as listed in the heading of this Agreement.

“Permits”	has the meaning given to it in Article 7.11 below.

“Ceiling”	has the meaning given to it in Article 8.1.8.4 below.

“Loss(es)”	has the meaning given to it in Article 8.1.1 below.

“Accounting Principles”	has the meaning given to it in Article 7.4.2 below.

“Purchase Price”	has the meaning given to it in Article 3 below.

“Products”	has the meaning given to it in Article 7.11.2below.

“Vendors’ Representative”	has the meaning given to it in Article 10.5.1 below.

“Restriction”

means any easement, mortgage, lien, pledge or other security, or any preferential right, right of pre-emption, inalienability, approval or reservation of ownership clause, or any right in favour of a third party or any impediment of any kind.

“Triggering Threshold”	has the meaning given to it in Article 8.1.8.3.

“Company(ies)”	means, without distinction, each of the companies listed in paragraph 1 and 2 of the preamble and all the groupings to whose rights and obligations they might succeed.

“Company Concerned”	means the company or companies among the Companies that is the victim of a Loss or Losses within the meaning of Article 8.1.1

“Stocks”	has the meaning given to it in Article 7.7 below.

“Shares”	means the 22,500 (twenty-two thousand five hundred) shares comprising the entire share capital of the Rumpler-Technologies company, on a fully diluted basis.

ARTICLE 2                THE PURCHASE AND SALE OF THE SHARES SUBJECT TO CONDITIONS

Subject to satisfaction of the conditions precedent provided by Article 4 hereof, the Vendors, who also bind their heirs, successors and assignees, undertake, in accordance with the terms and conditions of this Sale Agreement, to sell to the Purchaser on the Completion Date, and the Purchaser undertakes to purchase the entirety of the Shares, i.e. 22,500 (twenty-two thousand five hundred) shares comprising the capital of the company Rumpler-Technologies, free of any lien, security, charge or other Restriction or similar limitation, and all the rights associated therewith; and

ARTICLE 3                THE PURCHASE PRICE OF THE SHARES

The purchase price (hereinafter referred to as the “Purchase Price”) to be paid for the entirety (and not a part) of the Shares will be €203,200,000  (two hundred and three millions two hundred thousand euros).

The Purchase Price shall be reduced by the amount of any distribution of dividend by RUMPLER TECHNOLOGY in respect of the income for the financial year ended December 31st, 2011 and carried out before the Completion Date.

On the Completion Date, subject to satisfaction of the conditions precedent provided by Article 4 below, the Purchaser will pay the Purchase Price to the Vendors, pro rata according to their stake on the Completion Date, by bank transfer into the accounts indicated by the Vendors’ Representative to the Purchaser at least five (5) calendar days before the Completion Date, as follows:

1.                                    Mr Jean-Jacques Rumpler: € 67,733,334 (sixty-seven million seven hundred thirty-three thousand three hundred thirty-four  euros).

2.                                    Mr Gérard Rumpler and Ms Annette POMERAT: € 67,733,333 (sixty-seven million seven hundred thirty-three thousand three hundred thirty-three euros)

3.                                    Ms Evelyne Fournier-Rumpler: € 67,733,333(sixty-seven million seven hundred thirty-three thousand three hundred thirty-three euros).

The allocation of the Purchase Price will be adjusted in proportion to the Shares held by each Vendor in case of gifts of RUMPLER – TECHNOLOGY’s securities by the Vendors to their children prior to the Completion Date, in accordance with Article 10.6.

In case of gifts made pursuant to Article 10.6, the Vendors undertake to communicate to the Purchaser at least five (5) business days before the Completion Date the new allocation of the Purchase Price between the Vendors.

ARTICLE 4                CONDITION PRECEDENT

4.1                  Completion of the sale of the Shares to the Purchaser is subject to satisfaction of the following conditions, which constitute conditions precedent both in relation to the purchase of the Shares by the Purchaser and in relation to the Vendors’ obligation to sell the Shares:

1.       Authorisation of the transaction by the competent competition authorities in Germany; and

2.       Authorisation of the transaction by the competent competition authorities in Portugal.

4.2                  In the event that any of the aforementioned condition precedent is not satisfied at the latest by 1st September 2012 and in the absence of a written waiver by the Purchaser of its right to rely on this situation, this Sale Agreement will automatically lapse, as of right, without any compensation on either part.

4.3                  The Parties undertake to use their best endeavours to ensure (i) that the condition precedent referred to in Article 4.1 above are satisfied as soon as possible after the date hereof; and (ii) that the documentation referred to in Article 5.2 below is finalised on the Completion Date; in particular, the Vendors shall provide all necessary information in order to allow the Purchaser to file a complete application with the competent authorities two (2) business days following the date of execution hereof.

ARTICLE 5                COMPLETION OF THE SALE OF THE SHARES

5.1                  COMPLETION DATE

The transfer of ownership of all the Shares (and not part of them) referred to above is expressly subject to full payment of the Purchase Price; in the event of non-payment of the Purchase Price, the Vendors reserve the right to commence proceedings to enforce the obligation to purchase and to claim damages on a alternative basis, provided that the conditions precedent provided for herein have been satisfied and that the Vendors are in a position to comply with all their obligations pursuant to Article 5.

The Vendors undertake to irrevocably transfer to the Purchaser, as provided herein, the entirety of the Shares (and not a part of). If the Vendors are not in a position to transfer all the Shares (and not a part of) under the conditions provided for herein, and in particular in accordance with the provisions of Article 5, even though the conditions precedent contained in Article 4 have been satisfied, the Purchaser reserves the right to commence proceedings to enforce the obligation to sell and to claim damages on a alternative basis.

Subject to these reservations, completion of the sale of all the Shares (and not part of them) will take place within three (3) business days following the satisfaction of the last of the conditions precedent, at the offices of the firm of Bredin Prat (130, rue du Faubourg Saint Honoré, 75008 Paris). Completion of the transaction will take place on the date and at the time defined jointly by the Parties, or, in default of agreement, on the last business day of the above period of three (3) days, at eight o’clock in the morning (8 a.m.). The date on which the transaction will be completed is hereinafter referred to as the “Completion Date”. However, if the conditions precedent are satisfied after July 3, 2012, the completion of the transaction shall not take place before August 28, 2012.

The Purchaser will be the owner and will have possession of all the Shares (and not part of them) with effect from the Completion Date, and will be solely entitled to any distribution of profits and reserves, and in general, to any distribution of any kind by the Companies, with effect from the Completion Date.

5.2                  HANDOVER OF DOCUMENTS

On the Completion Date, the following documents will be handed over by the Vendors to the Purchaser:

5.2.1                         A certified true copy of the decisions of the competent bodies of the Company approving the Purchaser as the assignee of the Shares and as the new shareholder and partner of the said Company;

5.2.2                         The Companies’ register of share transfers and shareholders’ accounts;

5.2.3        The transfer orders relating to the entirety (and not a part) of the Shares duly signed by the Vendors in favour of the Purchaser, and the Companies’ register of share transfers and shareholders’ accounts showing the transfer of the entirety (and not a part) of the Shares to the Purchaser;

5.2.4        The books of minutes of the decisions of the Companies’ corporate bodies and the attendance registers or records of attendance at its corporate bodies;

5.2.5        Five (5) signed counterparts of the deed reiterating the sale of the Shares prepared for the purposes of the registration formality in a form substantially identical to the standard form attached in Appendix 6;

5.2.6        All the corporate documents relating to the Companies that are not in their possession;

5.2.7        The letters of unconditional resignation, effective on the Completion Date, of all the Companies’ directors and officers, with the exception of the persons indicated by the Purchaser to the Vendors at least fifteen (15) days before the Completion Date;

5.2.8        The agreement for the provision of services, in the standard form appearing in Appendix 7, duly signed by Mr Jean-Jacques Rumpler;

5.2.9        Three on-demand guarantees for Mr Jean-Jacques Rumpler, Mr Gérard Rumpler and Madam Evelyne Fournier-Rumpler, in the standard form appearing in Appendix 8, duly signed by Bank Degroof, headquartered at 44, rue de l’Industrie – Brussels 1040; and

5.2.10      The transfer orders and deeds of transfer of shares and a certified copy of the decisions of the competent corporate bodies of the Companies in respect of the transfers of shares, including the acquisition of the Shares held by the Non Vendors, as set forth in Article 9.7.

5.3      TRANSACTIONS ON THE COMPLETION DATE

5.3.1        On the Completion Date, the Purchaser will pay the Purchase Price to the Vendors by bank transfer in the manner defined above in Article 3.3.

5.3.2        The Purchaser and Mr Jean-Jacques Rumpler will sign the agreement for the provision of services referred to Article 5.2.8;

5.3.3        The Purchaser will sign the on-demand guarantees referred to in Article 5.2.9, of which it will be the beneficiary, with Bank Degroof .

5.3.4        The Vendors will give the Purchaser a valid receipt for payment of the Purchase Price.

5.4     APPOINTMENT OF THE COMPANIES’ MANAGEMENT BODIES

The Vendors will do the necessary to ensure that Shareholders’ General Meetings or meetings of any other competent bodies of the Companies are regularly convened and held on the Completion Date in order for the Purchaser to be able to appoint the persons that it shall designate fifteen (15) days before the Completion Date, as company directors and officers, management executives, directors, Chairman and Chief Executive Officer.

5.5     DISTRIBUTION OF DIVIDENDS

The Vendors may proceed to a distribution of dividends in respect of the income for the financial year ended December 31, 2011 (with the exception of any special dividend such as the distribution of reserves, premiums etc.). This distribution shall take place at least five (5) business days before the Completion Date.

ARTICLE 6     THE PURCHASER’S REPRESENTATIONS AND WARRANTIES

The Purchaser makes the representations and gives the warranties described below:

6.1                  The Purchaser has all necessary powers and authorisations to assume the obligations appearing herein, and the natural persons signing on its behalf have all necessary powers to bind it for the purposes herein.

6.2                  This Sale Agreement constitutes a valid, firm and irrevocable obligation of the Purchaser which binds the Purchaser in accordance with its terms.

6.3                  Signature of this Sale Agreement and completion of the transactions provided for herein do not constitute a breach of the legal and/or regulatory rules applicable to the Purchaser or to a company that directly or indirectly controls the Purchaser or that the Purchaser directly or indirectly controls.

6.4                  The Purchaser is not in a state of cessation of payments and it has not been and is not the subject of any administration or compulsory liquidation proceedings.

6.5      There are no current contentious, administrative, judicial or arbitration proceedings against the Purchaser or against a company that directly or indirectly controls the Purchaser or that the Purchaser directly or indirectly controls, liable to prevent the performance of the Agreement. No approval or authorisation is required from any public authority or third party, nor is any declaration or registration with a public authority or third party necessary, for the conclusion and performance of the Agreement, subject to authorisation of the transaction by the competent competition authorities.

ARTICLE 7     THE WARRANTORS’ REPRESENTATIONS AND WARRANTIES

The Warrantors make the representations and give the warranties described below (the “Representations and Warranties”), which are true and accurate on the date hereof.

On the Completion Date, these Representations and Warranties will be reiterated and, if necessary, updated by the Vendors, without any such updating exempting the Warrantors from liability pursuant to Article 8, so that the transfer of risk to the Purchaser will take place on the Completion Date.

7.1      NEGOTIATION, SIGNATURE AND PERFORMANCE OF THE AGREEMENT

7.1.1                         The Vendors have the necessary power and capacity to sign this Agreement. The Vendors are not personally insolvent.

7.1.2        This Sale Agreement constitutes a valid, firm and irrevocable obligation of the Vendors which binds them in accordance with its terms. There is no legal, judicial, administrative or other prohibition in existence that might prevent the sale of the Shares, of which the Vendors guarantee that the Purchaser will have full and peaceful ownership and possession. There are no claims, litigation, trials or other proceedings before any court, arbitration tribunal or administrative body that might undermine the validity or enforceability of the Agreement.

7.1.3        All formalities and authorisations required before completion of the transactions provided for in this Sale Agreement have been carried out or obtained.

7.1.4        Prior to signature of the Sale Agreement, the Companie’s Central Work Council, and the STELMI’s Establishments Work Councils have been regularly informed and consulted with regard to the conclusion of the Sale Agreement and the transactions referred to therein, in accordance with the legal provisions. The information provided to the said councils relating to the business, to projects concerning the Companies and to the Purchaser’s policies was approved in advance by the Purchaser, in writing. The Company’s Central Work Council and the STELMI’s Establishments Work Councils have issued an opinion in the form and in the manner prescribed by Law.

7.1.5        All the information or documents requested of the Vendors, their advisers or the Companies, and which have been provided in writing or orally to the Purchaser or to its advisers, in particular in the context of the Due Diligence process conducted prior to the acquisition of the Shares, and the information contained in the Sale Agreement, are true and accurate as at the date on which they were provided, and they remain so on the date hereof. They are not liable to mislead the Purchaser as to material facts or circumstances relating to the Companies which might call this transaction into question.

7.1.6        To the best of the Warrantors’ knowledge, material facts relating to the Companies have been disclosed to the Purchaser during its audit which was performed prior to the date hereof.

7.2      THE COMPANIES

7.2.1        The Companies exist and are validly constituted in accordance with the laws and decrees in force.

7.2.2        The Companies (i) have not been the subject of any proceedings in the context of the prevention or treatment of company difficulties or in relation to dissolution or voluntary or compulsory liquidation; and (ii) are not in a state of cessation of payments.

7.2.3        Apart from investment securities, a complete and accurate list of the shareholders of each of the Companies, including an indication of the number of shares that each of them owns, appears in Appendix 5. None of the Companies owns any direct or indirect stake in a de facto or de jure company of any kind, or in any other entity of any kind whether or not having legal personality, and none of the Companies exercises or has exercised any de facto or de jure director’s functions in such a company or entity.

7.3      THE COMPANIES’ AUTHORISED SHARE CAPITAL

7.3.1        All the Companies’ shares have been validly issued and are fully paid-up. There are no options, undertakings, share warrants, bonds or other agreements or obligations in respect of which the Companies are obliged to create other shares, securities or other negotiable securities that give or could give access to their capital. With the exception of the shares of the Companies mentioned in point 1 and 2 of the preamble, the Companies have not issued any share, stock, security or negotiable security of any kind capable of giving access to their authorised share capital, whether immediately or in the future. The shares of the Companies mentioned in point 1 and 2 of the preamble constitute the entirety of the capital and carry a right to exercise all the Companies’ voting rights.

7.3.2        Directly or indirectly, the Vendors have or will have, at the date hereof and at the Date of Completion, full ownership of all the Shares and of all the rights relating thereto, free of any Restrictions, in accordance with capital breakdown contained in Appendix 5.

7.4      THE COMPANIES’ ACCOUNTS

7.4.1        Together, the Companies’ parent company and consolidated financial statements (comprising a balance sheet, an income statement and notes to the accounts including a statement of off-balance sheet obligations) settled on 31 December 2011 (hereinafter referred to as the “Date of the Reference Accounts”) form the “Reference Accounts”, contained in Appendix 9, and give a true and fair view of the financial situation of each of the Companies, and, in the case of the consolidated accounts, of the financial situation of the group formed by the Companies, as at 31 December 2011.

7.4.2        The Reference Accounts have been prepared in accordance with the generally accepted accounting principles, rules and methods in the country where the registered office of each of the Companies is located, in the Companies’ business sector and in accordance with the continuity principle (hereinafter referred to together as the “Accounting Principles”).

7.4.3        Save as shown in the Reference Accounts, none of the Companies has entered into any off-balance sheet obligations, and in particular, none of the Companies has given any guarantee (in any form whatever and particularly in the form of a letter of comfort), surety, bond or endorsement, relating to the performance of obligations contracted by third parties (including associates, shareholders, company officers or members of their staff), in particular in relation to lease financing or with regard to assets acquired under long-term leases, or in relation to discounted bills not yet due.

7.4.4        The Companies’ invested liquidities and negotiable securities are in non-speculative investments and, since the Date of the Reference Accounts, the Companies have not suffered nor are they liable to suffer any loss relating thereto that has not been fully provisioned in the Reference Accounts.

7.5      REAL PROPERTIES

7.5.1        Appendix 10 contains a description of the real properties used in the context of the Companies’ business and wholly-owned by them (the “Wholly-Owned Real Properties”); the real properties leased by the Companies are listed in Appendix 11, including long-term leasing contracts (the “Leased Real Properties”); (the Wholly-Owned Real Properties and the Leased Real Properties are collectively referred to as the “Real Properties”).

7.5.2        The Wholly-Owned Real Properties are free of any Restrictions, with the exception of those described in Appendix 13. The Leased Real Properties have been leased by the Companies pursuant to regular leases that allow the activity carried on by the Companies, and they are not the subject of any notice to quit or of any exchange of correspondence with a view to their termination. The Real Properties are in a normal state of use, maintenance and repair and all regulatory or legislative requirements applicable thereto have been complied with.

7.6      PERSONAL PROPERTY

7.6.1        Appendix 12 contains a list of the personal property, materials, tools, installations and equipment used by the Companies in the context of their activities (the “Personal Property”) and held by the Companies in the context of a financial lease or lease agreement for the benefit of the Company. These are in a normal state of use, maintenance and repair and all regulatory or legislative requirements applicable thereto have been complied with.

7.6.2        With the exception of the matters appearing in Appendix 13, the Personal Property of the Companies is free of any Restrictions and the Companies have unrestricted possession and enjoyment thereof.

7.7      STOCKS

7.7.1        The Companies’ stocks (hereinafter the “Stocks”) are wholly-owned by the Companies and are not the subject of any Restriction, with the exception of reservation of ownership clauses in favour of suppliers agreed in the normal course of business. The Stocks comprise materials, work in progress and finished products of proper marketable quality, subject to the percentage depreciation of stocks historically recorded by each of the Companies.

7.7.2        In the event where a product has been discontinued or is about to be discontinued by a supplier, the Companies have duly constituted Stocks of such products, corresponding to one year of the Companies and clients’ needs.

7.7.3        The Companies have a number of Stocks corresponding to the commitments made pursuant to the provisions of the agreements set forth in Appendix 15..

7.8      PROPERTY TITLES

7.8.1        The Companies’ Wholly-Owned Real Properties, the Personal Property (excluding that used pursuant to a financial lease or lease agreement in any form whatever), the business assets and more generally all the goods and items of assets of the Companies, whether moveable or immoveable, tangible or intangible, validly belong to the Companies and are free of any Restrictions, with the exception of those mentioned in Appendix 13.

7.9      INDUSTRIAL AND INTELLECTUAL PROPERTY RIGHTS

7.9.1        The Companies validly own or can validly use or exploit the patents, brands, trade names, logos, designs and models, copyrights, domain names, company names, signs and commercial names, software or other intellectual property rights currently used by them and which are necessary to ensure the continuity of the activities currently carried on (the “Intellectual Property Rights”): a list thereof appears in Appendix 14.

7.9.2        Save as disclosed in Appendix 14, the Intellectual Property Rights are not the subject of any security or third party rights (and in particular of any licence), or of any Restriction of any kind, or of any claim or dispute, and none of these rights is liable to be the subject of any claims or disputes on the part of any third party. The Companies are up to date with any steps, payments and formalities necessary to ensure full and exclusive ownership of these rights or their enforceability against third parties.

7.9.3        To the best of the Warrantors’ knowledge, none of the Companies has engaged in any infringement or breach of patent, brand or other industrial or intellectual property right belonging to a third party, and none of them is responsible for any act of unfair competition in relation to such rights.

7.9.4        To the best of the Warrantors’ knowledge, no third party has infringed or breached the Intellectual Property Rights belonging to any of the Companies, or has engaged in any acts of unfair competition in relation to such rights.

7.10   CONTRACTS

7.10.1      None of the contracts, agreements, accords and commitments with third parties to which the Companies are party (hereinafter the “Contracts”) contravene any legal, regulatory or contractual provision, and all are valid and enforceable according to their terms. To the best of the Warrantors’ knowledge, none of the Companies has contravened or is contravening any provision of such a contract or commitment, in circumstances such as to render it liable or to justify the termination of the contract or its non-performance by the other party.

7.10.2      Save as disclosed in Appendix 15, the Companies are not party to any contract, whether oral or in writing, liable to fall into any of the following categories:

(i) Contracts containing a provision providing for early termination or for the prior consent of or provision of information to the contracting party in the event of a direct or indirect change of control of the Companies (apart from financial lease agreements in respect of moveable property);

(ii) Contracts, other than those referred to in (iii), that commit any of the Companies to a total amount in excess of €300,000 or the exchange value of that sum in any other currency calculated on the date of signature of this Sale Agreement;

(iii) Contracts whose remaining term is greater than six (6) months and which commit any of the Companies to an amount in excess of €150,000 per year;

(iv) Contracts or commitments under the terms of which the Companies or any of them are obliged not to carry on certain activities, to restrict the exercise of certain activities or not to compete;

(v) Contracts conferring exclusivity; and

(vi) Contracts that are entered into on conditions other than those usually agreed between independent parties or on clearly abnormal conditions or that do not reflect market conditions;

The Parties agree that the provisions of the agreement between STELMI SA and ExxonMobil Chemical France SARL entered into on 1 January 2012, as well as exchanges between STELMI SA and ExxonMobil Chemical France SARL, as attached in Annex 15, do not exonerate the liability of the Warrantors.

7.10.3      There are no contracts in existence between the Companies on the one hand, and their suppliers, customers, distributors, agents, concessionaires or franchisees, on the other, that have been concluded in clearly abnormal conditions (including preferential terms or clearly off-market exceptional discounts). In particular, the sale contracts concluded by the Companies have been concluded on normal market conditions, subject to the ordinary application of commercial practice. There are no contracts in existence that would have the result of obliging any of the Companies, in the future, to accept imposed purchase prices or any restrictions on their commercial freedom. The Companies’ supply contracts have been entered into on the same conditions.

7.11   THE QUALITY OF THE PRODUCTS

7.11.1      The Companies have general conditions of sale, which appear in Appendix 16;

7.11.2      The products manufactured and marketed by the Companies (hereinafter the “Products”) are manufactured and marketed in accordance with the Law. The Companies have not entered into any guarantee or other agreement or commitment with a customer or third party concerning the quality or condition of the Products or of the services rendered by them, concerning the maintenance of the Products or granting the possibility of return or exchange of the Products, with the exception of the provisions of the contracts contained in Appendix 17. The Companies, in general, have not waived any supplier’s guarantee. The Products conform to national, EU and United States professional standards, if applicable;

7.11.3      With the exception of the provisions of the agreements set forth in Appendix 17, no guarantee has been given for the Products under the terms of which any of the Companies could be liable in excess of the limits and periods provided by the general conditions of sale, if applicable;

7.11.4      Save as disclosed in Appendix 18, there are no liability or termination actions pending against any of the Companies in respect of the Products’ non-conformity, latent defects and/or defectiveness, and no event has occurred that might give rise to such an action. None of the Companies has received an injunction from any administrative or judicial authority, or any request from a professional or consumers’ organisation of any kind to recall any of the Products, or to inform the clientele of any defect or danger associated with a defect affecting any of the Products or associated with the use thereof. None of the Companies is contemplating the organisation of a spontaneous campaign to recall any of its Products.

7.11.5      The Vendors warrant any claim made against the Companies and based on defects, apparent or hidden, affecting the Products;

7.11.6      The Companies are insured with well-known and solvent insurance companies to cover the risks of poor quality Products and the financial consequences that might result for them.

7.12   PERSONNEL

7.12.1      The Companies’ workforce on April 30, 2012 is shown in Appendix 19, which also gives details of the age, seniority and annual salary of the employees and directors.

7.12.2      Appendix 20 contains a list of the collective agreements (collective, branch and company agreements) applicable within the Companies (hereinafter the “Collective Agreements”). In particular, the said Appendix specifies for each Company and, if necessary, for each distinct establishment:

(i)                                              the applicable collective and company agreements;

(ii)                                           the atypical agreements entered into with staff representatives;

(iii)             the remuneration systems including the bonuses, commissions and benefits in kind benefiting all personnel or certain categories of personnel;

(iv)                                       the profit-sharing agreements, incentives and company savings plans;

(v)                                          the commitments in terms of pensions or providence insofar as the personnel concerned would by reason of such commitments be entitled to benefits in addition to those provided by Law or by the applicable Collective Agreements; and

(vi)             the regional or local practices or the practices applicable only in one company or establishment, which provide for benefits in excess of those provided by Law or by the applicable Collective Agreements.

7.12.3      The employment contracts entered into with the Companies’ employees are in accordance with the Law and with the Collective Agreements.

7.12.4      Save as disclosed in Appendix 21, no individual or collective redundancy plans (employment protection plans) are ongoing or have been arranged by the Companies.

7.12.5      Save as disclosed in Appendix 22, there are no industrial disputes or litigation with the Companies’ employees that have not been duly provisioned in the Reference Accounts and, to the best of the Warrantors’ knowledge, no such disputes should be anticipated.

7.12.6      None of the Companies is the subject of any special procedure of any kind on the part of the Works Inspectorate for non-compliance with the employment regulations.

7.12.7                 All the Companies have complied and are complying with all applicable provisions of employment and social security law, of the Collective Agreements, and of individual contracts of employment.

7.13   TAXES

7.13.1      The Companies have complied and are complying with the Law with regard to Taxes.

7.13.2                 The Companies have prepared, and if necessary, filed in good time with the competent administrative bodies, all the Returns concerning Taxes having to be prepared, and if necessary, filed. In respect of any period opened before the date hereof, the Companies have paid all the Taxes due on their due date, and have made or recorded the provisions and/or write-downs and/or charges to be paid in relation to Taxes (including conditional or deferred Tax charges) that they were obliged to make or record in accordance with the applicable Laws and accounting principles. The basis of assessment and amount of any Taxes owed by the Companies in the past or currently have always been determined exactly in accordance with the applicable Laws, and are not liable to be corrected or adjusted. In particular, the Companies have made all the amended returns, when necessary, as a result of any inspections, adjustments or requests from any competent administrative body, authority or organisation concerned with Taxes in France or abroad.

7.13.3      The Companies have always complied and are complying with their obligations with regard to the periods of retention of documents as provided by Law in the area of Taxes.

7.13.4      Save as disclosed in Appendix 23, which does not exempt the Warrantors from liability, the Companies have not been and are not the subject of any request for information or any investigation in relation to Taxes, no inspection or verification is underway, and no notice of verification or proposed correction in relation to Taxes has been served on any of the Companies with regard to the calculation or recovery of Taxes since 1 January 2005. To the best of the Vendors’ knowledge, there is no specific matter in existence liable to give rise to such a request, investigation, verification or inspection.

7.13.5      The tax losses carried forward by the Companies in tax returns on the date of signature of this Sale Agreement are valid and may be charged to any future profits of the Companies in accordance with the applicable Laws.

7.13.6      Any Tax receivables or credits that the Companies might have against the French State or any other State or administrative authority upon signature of this Sale Agreement are valid and have been declared in accordance with the Law relating to Taxes.

7.13.7      The Companies are not bound by any obligation to indemnify a third party in respect of its Taxes obligation or to succeed to such a third party in the said obligations.

7.13.8      The Companies will not be liable to charges, will not incur any additional Taxes and will not lose any right or benefit in relation to Taxes by reason of the sale of the Shares or of the transfers set forth in Article 9.7, and in particular the Companies will not bear any cost thereof or lose any right or benefit in relation to Taxes by reason of the termination of the integrated tax group to which they may belong.

7.13.9      The Companies have not entered into and are not bound by any commitment to which the application of specific provisions in relation to Taxes might be subordinate.

7.13.10   The Companies have no assets whose cost price for tax purposes is lower than their net book value as stated in those companies’ balance sheets (corporate financial statements).

7.13.11   Neither the Purchaser nor Rumpler-Technologies will inccur, any Tax associated with the capital gain potentially realised by the Vendors and/or the Non Vendors in respect of the Sale of the Shares and the operations set forth in Article 9.7, whether in their own name or pursuant to a joint and several obligation, other than in respect of the stamp duties payable pursuant to Article 10.1.2 below.

7.13.12   The Companies are not predominantly engaged in real property business within the meaning of Article 726 of the General Taxation Code or within the meaning of any other Law in relation to Taxes that might be applicable in France or abroad.

7.13.13   The Companies do not carry on their respective businesses through one or more fixed establishments or bases located in a State other than that of their registered office. The offices in India and in Hong Kong are not regarded as stable establishments and are not therefore subject to any local taxation.

7.13.14   Notwithstanding any provision to the contrary, the Representations and Warranties of the Vendors in relation to Taxes are governed solely by this Article 7.13.

7.14   INSURANCE

7.14.1      The insurance policies taken out by the Companies, and which are listed in Appendix 24, have been taken out with companies of well-known solvency, cover the risks incurred by the Companies, are effective and in force, and the premiums concerned have been paid. The continuity of the cover provided by these policies will not be affected by the sale of the Shares to the Purchaser.

7.14.2      No incident has occurred in the last two years, with the exception of those mentioned in Appendix 25. Except for usual commercial litigations for which it has been decided not to use insurance coverage, any potential material incidents have been adequately reported within the time limits provided by the insurance contracts and in any dispute with a third party relating to an incident for which an insurance company has made any payment to any of the Companies, that insurance company has been subrogated in good and proper form in the rights of the company, with the exception of disputes covered by contractual non-recourse clauses.

7.15   INDEBTEDNESS, LOANS, CREDIT FACILITIES

7.15.1      None of the Companies has any outstanding loan or other form of credit granted to any third party, nor has any of them entered into any commitment to enter into any such loans or credits.

7.15.2                 Appendix 26 contains a list (i) of each of the loan contracts of any nature, borrowings, overdrafts, factorings or finance leases to which each of the Companies is party as borrower; and (ii) of the guarantees, indemnity obligations, letters of comfort or other securities benefiting the Companies as regards third parties in respect of those loans.

7.16          RECEIVABLES

7.16.1                 All the Companies’ trade and other receivables appearing in the Reference Accounts were real and effective receivables on the date on which they were recorded, representing obligations in the amount entered in the financial statements or books of each of the Companies. As regard the Company STELMI, all of these receivables have been recovered, save as disclosed in Appendix 32.

7.16.2                 No waiver of any receivable, even of a partial nature, has been agreed without having been duly accounted for in the Reference Accounts in accordance with the Accounting Principles.

7.17          RESTRUCTURING

Save as disclosed in Appendix 27, none of the Companies has been the subject of, or engaged in, any restructuring operation or liquidation in the last three (3) financial years, particularly by way of merger, demerger, partial asset transfer, sale of business assets, sale of clientele, sale of shares or equities, or management lease.

7.18          LITIGATION

With the exception of the litigation identified in Appendix 28, there is no litigation, and no administrative, judicial or arbitration proceedings, claim or complaint, against any of the Companies or brought by any of them.

7.19          COMPLIANCE WITH LAWS AND REGULATIONS – PERMITS

7.19.1                 All approvals, authorisations and permits necessary to carry on the activities of each of the Companies, and particularly any declarations of classified establishments and the authorisations, licences or permits of an administrative or other nature, necessary to carry on those activities or to use or occupy the Companies’ premises (hereinafter referred to as the “Permits”) have been obtained and are fully in force, and the activities of each of the Companies are carried on in accordance with the said Permits.

7.19.2                 No proceedings of any kind have been commenced that could have as their effect the withdrawal, suspension or amendment of the Permits, and, to the best of the Warrantors’ knowledge, no such proceedings have been threatened.

7.19.3    With the exception of a routine inspection that took place in March and April 2012, no proceedings or inspection by the US Food and Drug Administration are due to take place, could take place or are contemplated. No “Form 483” pursuant to the Federal Food, Drug, and Cosmetic Act has been issued by the Food and Drug Administration in the context of the inspection that took place in March and April 2012. Furthermore, such inspection will not lead to the realization of investments or costs for the Companies, with the exception of small sums and in any case, less than the amount of the De Minimis.

7.20          ENVIRONMENT

7.20.1                 The Companies’ activities and the installations that they use or of which they are the owners are not and have not been the cause of any pollution or damage to human health, air or water, or more generally to the environment (in particular through the discharge of liquid, solid or gaseous effluent), of any kind whatever, in excess of the standards in force.

7.20.2                 Save as disclosed in Appendix 29, no hazardous or toxic substances or waste is or has been stored or processed on land belonging or that has belonged to any of the Companies or that has been leased or used by them. None of the Companies has transported or arranged for the transport of hazardous or toxic substances or waste. None of the Companies, whether directly or through a third party intermediary, has got rid of waste derived from any product or packaging of any kind, except at sites appropriate for the storage, processing, disposal or destruction thereof, and which have been the subject of proper authorisations issued by the competent authorities for such operations.

7.21          MANAGEMENT OF THE COMPANIES SINCE THE DATE OF THE REFERENCE ACCOUNTS

Since 31 December 2011, no event or change has occurred that has had a negative and significant effect on the economic or financial situation or prospects of any of the Companies (and in particular, none of the Companies has suffered the termination of any business relationship that could have a significant impact on its results) and the Vendors are not aware of any risk of such an event or change occurring. Furthermore, since the Date of the Reference Accounts and until the Completion Date, the Companies have been managed prudently, and:

7.21.1                 each of the Companies has carried on its activities exclusively in its normal and usual context, and prudently and diligently in order to preserve the value of its business, its reputation and its relationships with third parties, the public authorities and all those having business relationships with it, and has not incurred any liability other than in the normal and usual course of its business;

7.21.2    no event has occurred capable of having a significant negative effect, whether directly or indirectly, on the economic or financial situation or prospects of any of the Companies;

7.21.3                 none of the Companies has terminated any business relationship that could have a significant effect on its economic or financial situation;

7.21.4                 none of the Companies has carried out or undertaken to carry out any operation of any kind substantially altering the content or enjoyment of its assets, such as any transfer, pledge, lease, grant of a licence or other provision to third parties of tangible or intangible assets;

7.21.5                 save as disclosed in Appendix 30, none of the Companies has entered into a commitment or contracted an obligation of any kind except in the context of its day-to-day management, or that was concluded on clearly abnormal terms having regard to their respective practices and the context of prudent company management;

7.21.6                 none of the Companies has altered the Collective Agreements or granted additional individual benefits having regard to their respective practices and in the context of prudent company management, except for compulsory salary increases pursuant to an applicable collective agreement, with the exception of salary increases decided in January 2012, described in Appendix 20;

7.21.7                 none of the Companies has been party to a merger, demerger or asset transfer; none of the Companies has altered or redeemed its capital, or issued negotiable securities of any kind whatever or share warrants, or bought back negotiable securities;

7.21.8                 none of the Articles of Association or similar deed of incorporation of any of the Companies have been amended in any way;

7.21.9                 the Companies have been and will be managed in accordance with the same management standards, fiscal methods and Accounting Principles as in the past; the Companies have paid and will pay all debts due on their normal due date without changing their usual payment periods;

7.21.10         no Prohibited Payment has been made, with the exception of the potential dividend distribution in respect of the income of the financial year ended December 31st, 2011;

7.21.11         none of the Companies has transferred, mortgaged or pledged any of its tangible or intangible assets, or restricted its rights of property, possession or enjoyment thereof in any way, other than in the normal course of business, nor will any of them do so until the Completion Date;

7.21.12         save in the normal course of business and consistently with previous practices, none of the Companies has entered into or will enter into any off-balance sheet commitments;

7.21.13         the Companies’ investment liquidities and negotiable securities have been invested in non-speculative investments, and the Companies have not suffered any loss and are not liable to suffer any loss in relation thereto that has not been fully provisioned in the Reference Accounts; and

7.21.14         none of the Companies has entered into any commitment to carry out any of the foregoing operations.

7.22          RELATIONS WITH THE VENDORS

Save as disclosed in Appendix 31 hereof, neither the Vendors, nor any entity controlled by the Vendors, in all cases directly or indirectly (each of these persons being hereinafter referred to as a “Vendors’ Affiliate”):

7.22.1                 owns, whether together or separately, in whole or in part, a property or asset of any kind, or is the owner of a right of any kind, that the Companies must use or of which they must have the benefit for the purposes of carrying on all or part of their activities;

7.22.2                 are not creditors or debtors of the Companies pursuant to an obligation of any kind, and more generally do not have the present or future ability to exercise a right against the Companies; and

7.22.3                 have not granted any guarantee to secure the obligations of any of the Companies, and do not benefit from any guarantee granted by any of the Companies by way of security for any of their obligations.

7.23          THE EFFECTS OF THE REPRESENTATIONS

All the representations made by the Warrantors, the obligations assumed by them pursuant hereto, and the content of the Appendices to the Sale Agreement are intended to provide the Beneficiary with true and fair information on the substance of the Companies’ assets and liabilities.

ARTICLE 8                IMPLEMENTATION OF THE WARRANTY

8.1                  INDEMNITY – REDUCTION OF THE PURCHASE PRICE

8.1.1                         The Warrantors warrant:

(i)           the correctness of all the Representations and Warranties. Consequently, insofar as this does not result in duplication of the indemnity provided for below, the Warrantors undertake to indemnify the Purchaser against any direct loss and damage (hereinafter referred to individually as a “Loss” and collectively as the “Losses”) that it might suffer or that the Companies might suffer and which results from any inaccuracies or omissions in one or more Representations and Warranties; and

(ii)        the net assets of the Companies settled on the Date of the Reference Accounts.

8.1.2                         Consequently, the Warrantors undertake to bear and pay to the Purchaser out of their own funds by way of reduction of the Purchase Price in proportion to their stake in the Companies (the “Indemnity”), the amount (i) of any shortfall in the net assets of the Companies settled on the Date of the Reference Accounts, if that change in the net assets is caused by facts and circumstances preceding that date; or (ii) of any Loss resulting from an inaccuracy or omission in the Representations and Warranties, including, without prejudice to the generality, the amount of any claim, or tax, social security, customs and other adjustments, or of any obligation arising against the Companies that has not been sufficiently accounted for or provisioned.

8.1.3                         The amount of any Indemnity potentially due from the Warrantors by reason of a Loss will be determined taking account of the following provisions:

8.1.3.1         In determining the amount of the Indemnity to be paid by the Warrantors pursuant to Article 8.1.1(ii), in the event of decrease of the assets or increase of the liabilities, account will be taken of any item liable to increase the assets (for example a receivable not accounted for or accounted for in an amount less than its actual amount) or to decrease the liabilities (for example a debt accounted for in an amount in excess of the company’s actual obligation, or a provision proving to be excessive), solely in respect of matters that are the subject of the Indemnity; (i) less the amount of any Tax that might actually be owed by the Purchaser or the Companies in respect of such an increase in the assets or decrease of the liabilities; and (ii) plus any reduction in effective Tax for the Companies attributable directly to matters that are the subject of the Indemnity.

8.1.3.2         The amount of the Indemnity will not take account of tax adjustments of any kind whatever that take the form of a simple deferral of the tax charge (or that result in a simple transfer of profits from one financial year to another or in a deferral of the right to deduction in the case of VAT), unless they result in an effective reduction of Tax to be paid in respect of the following financial year or years, and then only up to the amount of that effective reduction of Tax. Insofar as necessary, it is specified that the Warrantors will, in any event, be bound in the event of such a deferral adjustment, to indemnify the Purchaser (i) in respect of the differential tax rate that the Company concerned might suffer by reason of that deferral; and (ii) in respect of the amount of any penalties, surcharges or late payment interest to which such an adjustment might give rise.

8.1.3.3         Any amount paid to the Company by any third party whatever (and in particular any insurance company or contracting party, which must in any event be called upon to pay an indemnity in parallel with this warranty, the Purchaser undertaking for this purpose to make a claim under such insurance assurance or warranty and to keep the Warrantors informed of developments in this respect) by reason of the loss suffered by the Company will reduce the amount of the Indemnity due from the Warrantor pursuant hereto, on the understanding that any amount paid to the Company in this way will be reduced, for the purposes of determining the amount of the Indemnity due from the Warrantors pursuant hereto, by any Tax that might be owed by the Purchaser or the Companies by reason of the collection of that indemnity or that sum.

8.1.3.4         Any additional liability or reduction of assets the subject of the Indemnity whose disclosure is accompanied by a corresponding increase in the assets or corresponding decrease in the liabilities relating to a period prior to the Completion Date will be subject to deduction of the amount by which the assets or liabilities are corrected. In particular, account will be taken of the Tax saving that the company actually obtained by reason of the correction of the assets or liabilities.

8.1.4                         It is expressly agreed that any corrections affecting write-downs, whether in terms of the basis, duration or breakdown thereof, will be placed outside the scope of the warranty, with the exception of those liable to have an impact in terms of Tax.

8.1.5                         It is expressly agreed that for the purposes of determining the amount of any Indemnity, any profit multiple or multiple of any other nature used to fix the value of the assets and liabilities for the purposes of determining the Purchase Price of the Shares the subject of this Agreement, will be excluded.

8.1.6                         It is expressly agreed that the Warrantors may not be held liable for any Loss resulting directly:

8.1.6.1         from the amendment of any law or regulation after the Completion Date, even if the said amendment has retrospective effect;

8.1.6.2         from an act or omission of the Purchaser and/or of any of the Companies that occurs after the Completion Date and that caused the said Loss, on the understanding that this Article will not apply if such an act or omission is required by Law;

8.1.6.3         from a change in the Accounting Principles used as the basis for preparing the Reference Accounts, that occurs after the Completion Date, unless such a change is required by Law.

8.1.7                         In addition, the Purchaser will, in general, take any reasonable steps to mitigate the Loss suffered by the Companies, to the extent possible, provided that such steps are not contrary to its corporate interest and that of the Companies.

8.1.8                         With regard to claims made by the Purchaser pursuant to the Indemnity, the Warrantors’ liability will be limited as follows:

8.1.8.1         The Warrantors will only be obliged to pay a claim if the unitary amount of the said claim exceeds €150,000 (one hundred and fifty thousand euros) (hereinafter the “De Minimis Amount”) (including the expenses and taxes relating thereto), on the understanding that (i) the De Minimis Amount constitutes a triggering threshold and not an excess, so that the Warrantors will be obliged, subject to the other provisions of this Article 8.1, to pay the Purchaser the entirety of the Loss provided that the unitary amount of the claim exceeds the De Minimis Amount, and that the threshold referred to in Article 8.1.8.3 below is exceeded; (ii) claims arising from the same facts or from similar or connected facts will be deemed to constitute a single claim for the purposes of assessment of this unitary threshold.

8.1.8.2         With respect to potential Losses relating to the items listed in Appendix 33 which have been subject to a specific provisioning by the Purchaser in connection with adjustments made for the determination of the Purchase Price, the Warrantors shall be responsible for actual payment of one or more claims only if, for each of these Losses, such Loss exceeds the amount of the relating specific provisioning (hereinafter the “Deductible”), provided that the provisions of this section, relating in particular to the De Minimis, the Triggering Threshold and Ceiling, remain in any case applicable, the Deductible being primarily applicable.

8.1.8.3         The Warrantors will only be obliged to pay an Indemnity if the cumulative amount of the sums due to the Purchaser pursuant to this warranty exceeds the overall triggering threshold (hereinafter the “Triggering Threshold”) of €2,500,000 (two million five hundred thousand euros),in which case the Warrantors will be bound to pay an Indemnity in the cumulative amount of the sums claimed, from the first euro.

8.1.8.4         The total of the sums payable by the Warrantors under the terms of this warranty may not in any circumstances exceed an amount of €25,000,000 (twenty-five million euros), (hereinafter the “Ceiling”); by way of derogation from the foregoing, the Warranties provided by Articles 7.1.1, 7.1.2, 7.1.3, 7.2, 7.3, will not be subject to a ceiling.

8.1.9                         The Purchaser must inform the Warrantors of the existence of any event or claim liable to give rise to an Indemnity pursuant to this warranty, because exceeding the De Minimis, within a maximum period of forty five (45) days from the date of its discovery by the Purchaser. Such claims must be served on the Vendors’ Representative in the manner provided below, so that the Warrantors can act in defence of their interests. Claims sent to the Vendors’ Representative must contain the best possible indication of the nature of the event in question and of the amount of the claim arising therefrom, if that amount is known. Breach of this obligation will not result in loss of the right to Indemnity, however, any loss suffered by the Warrantors associated with a late notice will reduce the amount of the Indemnity.

In addition, the Purchaser must inform the Warrantors of the progress of any proceedings, and particularly of inspection proceedings, in order to enable them to attend any meetings planned in that context, and must inform the Warrantors of any claims or notices and, in general, take any steps to ensure that the Warrantors can defend their interests, and in particular, are in a position to assess whether the claims or adjustments or any allegations made by a third party are well-founded and are of such a nature as to lead to the implementation of this warranty.

8.1.10                 By way of exception to the general time limit of forty five (45) days set in article 8.1.9, and solely from September 1st, 2012 to February 28, 2013, the Purchaser shall inform the Warrantors within a maximum of twenty (20) days as from the disclosure by the Purchaser of the existence of any event or claim likely to give rise to an Indemnity in respect of the Warranties provided in Article 7.11. In case of breach of this obligation, regarding exclusively any event or claim likely to give rise to an Indemnity in respect of the Warranties provided in Article 7.11, the Purchaser shall forfeit its right to an Indemnity in respect of the concerned event or claim. As from March, 1st, 2013, the Article 8.1.9 shall apply to any claims based on Article 7.11.

8.1.11                 By way of exception to the general time limit of forty five (45) days set in article 8.1.9, in the event of a tax inspection, the Purchaser undertakes to inform the Vendors’ Representative by registered letter with proof of receipt within eight (8) days of receipt of the notice of inspection and any other subsequent notice providing for a response within thirty (30) days.

8.1.12                 In the event of a claim based on any claim, summons or notice of inspection or adjustment issued by a third party or by any authority, or of proceedings commenced by a third party against one or more Companies, where the amount at stake is (i) less than the amount of the Ceiling; and (ii) greater than the amount of the Triggering Threshold, the Vendors’ Representative may request the Purchaser, in writing, to be allowed to conduct its defence, and that of the Companies concerned by the said claim or proceedings, at its own expense, with the assistance of one or more counsel of its choice, provided that it confirms in advance and without reservation that it will indemnify the Purchaser in full, including the arrangement by the Warrantors, at their own expense, of any securities necessary to obtain any suspension of enforcement or charge. In the event that the Vendors’ Representative does not take on the management of the proceedings concerned, the Vendors’ Representative will nevertheless be involved, at its expense, in defending the interests of the Company concerned, if it expresses a wish to do so. In that event, the Purchaser undertakes to consider the opinions and/or arguments of the Vendors’ Representative, in good faith, prior to any communication and to take those opinions and/or arguments into account, to the extent they are compatible with the defence strategy and diligently communicated in the context of the Company defence, in particular in case of tax inspection.

8.1.13                 In general, the Purchaser undertakes to ensure, and guarantees, that the Companies will comply with these obligations, and that it and the Companies will not settle, withdraw any legal, administrative or arbitration proceedings, or have recourse to arbitration of any claims that have been the subject of a notice, without first having obtained the written consent of the Vendors’ Representative, on the understanding that the Vendors’ Representative may only refuse its consent on reasonably grounds in accordance with the corporate interests of the Companies.

8.1.14                 In the event of an offer of settlement in respect of litigation with a third party, the Purchaser undertakes to notify the Vendors’ Representative, who may notify the Purchaser of its intention to accept the proposed settlement and to pay the Indemnity up to the amount of the settlement. If the Purchaser refuses the settlement offer, in spite of the Warrantors’ intention to accept it, the Warrantors only be obliged, in respect of that Loss, to pay an Indemnity limited to the amount offered and accepted by Warrantors in the context of that settlement.

8.1.15                 Notwithstanding the foregoing, in the case of claims relating to contracts with customers, and, more generally, in the case of commercial litigation, the Purchaser will conduct the defence of the Companies and the management of settlement, legal or arbitration proceedings. The Beneficiary may be assisted by one or more counsel of its choice. The Beneficiary shall consult the Vendors’ Representative with regard to any strategic defence decisions. It undertakes to consider in good faith the opinion and/or arguments of the Vendor’s Representative prior to any communication and to take into account all relevant arguments diligently communicated in the context of the Company’s defence, in particular for any event or claim likely to give rise to an Indemnity in respect of the Warranties provided in Article 7.11. The Beneficiary may not enter into any settlement without the prior written consent of the Vendors’ Representative, who may only object to it on reasonable grounds taking account of the Companies’ legitimate interests.

8.1.16                 The Warrantors undertake to reply to any requests of the Purchaser within a maximum period of 30 calendar days, unless the time limit allowed for the Companies to assert their rights is shorter than this.

8.1.17                 All sums due in respect of a given claim, plus any charges, expenses, interest, duties and fees (including experts’ fees but excluding counsel’s fees) will be payable within thirty (30) days:

(i)       of a mutual agreement between the Vendors’ Representative and the Purchaser as to the existence, amount and justification of a claim;

(ii)      of the issue of a decision having the force of res judicata or which is immediately enforceable, ordering the Warrantors sued by the Purchaser to pay an Indemnity, in the amount provided by the said decision, unless the decision or the applicable procedural rules provide for a shorter time limit;

(iii)      in the event of a third party claim, following the date on which the Company concerned actually paid the sums the subject of the Indemnity to the third party concerned pursuant: (i) to a legal decision having the force of res judicata or which is immediately enforceable; (ii) to a final arbitration award not subject to appeal; or (iii) to a compromise or settlement, to which the Vendors’ Representative has first consented in writing, up to the amount provided by such a decision, compromise or settlement; or

(iv)      in relation to Taxes, as soon as a demand for payment is made against the Purchaser or the Companies by any administration, authority or body having jurisdiction in the area of Tax. In the event that the Vendors would like an application to be made for suspension of payment of any sum claimed by a competent authority in relation to Taxes, the Vendors must provide the securities necessary to obtain such a suspension and must, if necessary, assume responsibility for the expense of providing such securities.

No total or partial failure to exercise any of the rights arising from the provisions of this warranty shall in any circumstances be regarded as constituting a waiver of that right for the future or as a waiver of any other right arising from the said warranty.

8.1.18                 The Purchaser may notify the Warrantors immediately, on a protective basis, when any litigation, loss or claim is liable to be covered by insurance or by a legal or contractual indemnity. The Warrantors’ indemnity obligation may only be effectively implemented once the insurance company or the third party providing the indemnity has refused in writing to cove the loss or has only agreed to cover the loss partially. In the latter case, the Warrantors’ indemnity obligation will only relate to the part of the loss that will not be covered. If, after having been duly notified in writing, the insurance company or the third party providing the indemnity fail to respond in any way within two months, they will be deemed to have refused to cover the said loss, without prejudice to action in respect of their liability and the provisions of Article 8.1.17.

8.1.19                 If a third party (and in particular an insurance company) indemnifies the Purchaser in respect of a Loss after the Warrantors themselves have indemnified it in accordance with this Article 8, the Purchaser undertakes, if necessary, to repay to the Warrantors as soon as possible the difference between the amount of the total indemnity for the Loss (including the amounts received from the Warrantors and from the third party) and the amount of the Loss, provided that such a sum may not exceed the amount actually paid by the Warrantors in respect of the said Loss.

8.2                  SPECIFIC WARRANTIES

8.2.1                         In the event of any order being made against any of the Companies in criminal proceedings in respect of offences committed before the Completion Date, the Warrantors undertake to pay the Purchaser, within the limitations of the Ceiling, a sum equal to the sum to be disbursed by the Companies in respect of such an order (without the De Minimis Amount or the Triggering Threshold being applied).

8.2.2                         In the event of industrial disputes or litigation with the Companies’ employees in connection with the employees’ classification under the Collective Agreements, and in particular the classification of those occupying the position of “unit managers”, the amount of which has not been duly provisioned in the Reference Accounts, the Warrantors undertake to pay the Purchaser, within the limitations of the Ceiling, a sum equal to the sum to be disbursed by the Companies in respect of such industrial disputes or litigation (without the De Minimis Amount or Triggering Threshold being applied).

3.                                             The Warrantors undertake to pay the Purchaser any Taxes consequences for the Purchaser or its Affiliates relating to the dividend distribution that the Vendor can make, in accordance with Article 5.5 (without the De Minimis, Triggering Threshold or Ceiling being applied).

8.3                  TERM

This warranty is given until 31 December 2015.

However, with regard to inspections by any Taxes competent authority, this warranty will only cease to be effective six months after the expiry of the relevant legal and regulatory limitation periods.

8.4                  JOINT OR SEVERAL LIABILITY OF WARRANTORS

Mr Jean-Jacques Rupmler, the spouses Gérard Rupmler and Annette Pomerat (acting jointly and severally) and Evelyne Fournier-Rumpler act severally as Warrantors under this agreement but without joint liability between them, in respect of guarantees set forth in Articles 7 and 8.

However, without prejudice to this several liability, in case of gifts of the shares of the company Rumpler-Technologies by Mr Jean-Jacques Rumpler, the spouses Gerard Rumpler and Annette Pomerat or Mrs Evelyne Rumpler-Fournier, pursuant to Article 10.6, the donees will act jointly and severally with the donor in respect of the guarantees of Articles 7 and 8 and in proportion to the total number of Shares held by the donees and the donor on the Completion Date.

ARTICLE 9                OTHER OBLIGATIONS

9.1                  PROHIBITED PAYMENTS

9.1.1                         The Vendors represent and warrant to the Purchaser that from 31 December 2011 until the date hereof, none of the Companies has authorised or made any Prohibited Payment, and the Vendors undertake to ensure that no Prohibited Payment will be made by any of the Companies after the date hereof and until the Completion Date.

9.1.2                         The Vendors undertake to pay to the Purchaser, immediately and from the first euro, by way of reduction of the Purchase Price, an amount equal (i) to the amount of the Prohibited Payment, plus (ii) reasonable expenses and disbursements actually and directly incurred or borne by the Purchaser or the Companies that would not have arisen if the Vendors’ obligation under the previous paragraph had been complied with.

9.1.3                         The Vendors’ Representative undertakes to notify to the Purchaser immediately in writing as soon as the Vendors become aware of any breach of the obligations contained in this Article.

9.2                  MANAGEMENT OF THE COMPANIES UNTIL THE COMPLETION DATE

The Vendors represent and warrant to the Purchaser that from the date of signature of this Sale Agreement until the Completion Date:

9.2.1                         each of the Companies will carry on its activities exclusively in their normal and usual context, prudently and diligently in order to preserve the value of its business, its reputation and its relationships with third parties, public authorities and all those with a business relationship with it, and that it will not incur any liability other than arising in the normal and usual course of its activities;

9.2.2                         without prejudice to the general nature of paragraph 9.2.1, none of the Companies will carry out any of the transactions referred to in Articles 7.21.3 to 7.21.14, without the prior written consent of the Purchaser and save as expressly provided by the terms of this Agreement.

9.3                  SITUATION ON THE COMPLETION DATE

The Warrantors warrant to the Purchaser that on the Completion Date, all the representations made in Article 7 above will be as correct and complete as if they had been made on the Completion Date.

9.4                  VISITS AND INSPECTIONS

During the period between the date of signature of this Sale Agreement and the Completion Date, the Vendors will give the Purchaser and/or any persons nominated by the Purchaser, reasonable access to the Companies’ books, registers, offices, installations, property, personnel (and in particular the Company’s finance director), counsel and accountants, in order to enable the Purchaser (i) to prepare a detailed consolidated balance sheet of the Company on the Completion Date in the context of its obligations to provide regulatory information to the Securities and Exchange Commission; and (ii) after having obtained the Vendors’ consent, which may only be refused on reasonable grounds, to carry out the inspections and audits relating in particular to the Companies’ financial, fiscal and legal situation. It is agreed that no inspection by the Purchaser and/or the persons nominated by the Purchaser shall limit or alter in any way the Vendors’ liability in relation to any breach of their representations, warranties, obligations or commitments under this Agreement.

9.5                  NON-COMPETITION, NON-POACHING AND CONFIDENTIALITY

In the absence of the Purchaser’s agreement in writing, the Vendors undertake, for the period between the Completion Date and the third anniversary of that date:

9.5.1                         not to engage in any activity of any kind liable to compete with any of the Companies, whether directly or indirectly, personally or through other persons or entities, in the territories of the Member States of the European Economic Area, of the United States of America, of China (including Hong-Kong) and of India. In particular, the Vendors undertake not to collaborate on any basis whatever in this respect, and particularly as employees, directors, management executives or consultants, in any business in competition with any of the Companies;

9.5.2                         not to solicit the recruitment of management executives of any of the Companies, whether directly or indirectly, or to encourage them to quit the positions that they hold or will hold within the Companies; and

9.5.3                         not to communicate any information of any kind relating to the Companies to any third party whatever.

9.6                  TERMINATION OF RELATIONS WITH THE VENDORS AND THE VENDORS’ AFFILIATES

9.6.1        At the latest on the Completion Date, the Vendors must reimburse or arrange for the reimbursement to the Companies of the entirety of the loans that the Companies may have granted to them or to the Vendors’ Affiliates, including any interest accrued until the Completion Date.

9.6.2                         At the latest on the Completion Date, the Vendors must terminate or arrange for the termination of the contracts entered into between the Vendors or the Vendors’ Affiliates, on the one hand, and any of the Companies, on the other, without the Companies being liable for any compensation or subject to any obligation of any kind, with the exception of the employment contracts entered by Ms Estelle FOURNIER, Mr Arnaud FOURNIER and Mr Cyril RUMPLER, which shall remain in force.

9.6.3                         At the latest on the Completion Date, the Vendors shall secure the release of any securities granted by any of the Companies to the Vendors or the Vendors’ Affiliates.

9.7                  HOLDING OF THE ENTIRETY OF THE SHARES BY THE VENDORS ON THE COMPLETION DATE

9.7.1                         On the Completion Date, the Vendors undertake to irrevocably and unconditionally hold the entirety (and not a part) of the Shares and shall cause the company Rumpler-Technologies to hold directly or indirectly, the entirety (and not a part) of the shares of the other Companies in accordance with the capital breakdown set forth in Appendix 5.

9.7.2                         The Non Vendors have, irrevocably and unconditionally, undertaken towards the Vendors, on the date hereof, to sell at the latest on the Completion Date:

-                  to  the Vendors, and according to the capital breakdown set forth in Appendix 5, the Shares held by them on the date hereof; and

-                  to the company Rumpler-Technologies, the shares of the company STELMI that they hold on the date hereof.

These irrevocable and unconditional commitments of the Non Vendors mentioned in Annex 5 are enforceable in the sole discretion of the Vendors.

The Vendors shall cause (i) the purchasers in the above-mentioned transferred to be approved and (ii) to approve, as directors of the companies Rumpler-Technologies and STELMI, such purchasers as shareholders of Rumpler-Technologies and STELMI.

9.7.3    Mr Gérard Rumpler and Jean-Jacques Rumpler will transfer, before the Completion Date, to the company Rumpler-Technologies, the shares they hold in the capital of the company SOMEGI.

9.7.4 The Sellers shall (i) cause the board of the company Rumpler-Technologies to approve and (ii) approve, when they are not interested parties, as directors of Rumpler-Technologies, the related party agreements in respect of the transfers of the shares of STELMI and SOGEMI by Mr Gerard Rumpler, Mr Jean-Jacques Rupmler and Mr Alain Cruset to Rumpler-Technologies.

9.8                  INSURANCES RELATING TO THE PRODUCTS

The Purchaser undertakes, during the duration of the guarantee provided in Articles 7 and 8, to maintain a level of insurance coverage relating to the Products at least equivalent to the one existing at the Completion Date.

9.9                  ON-DEMAND GUARANTEES

Mr Jean-Jacques Rumpler, Mr Gerard Rumpler and Mrs Evelyne Fournier-Rumpler shall cause Degroof bank to issue on the Completion Date the three on- demand guarantees which warrantee their obligations hereunder, in the form set forth in Appendix 8.

To this end, Mr Jean-Jacques Rumpler, Mr Gérard Rupmler and Mrs Evelyne Fournier-Rumpler undertake (i) to provide guarantees to ensure their commitments and (ii) execute any documents necessary for that purpose, including signing any written commitment drafted by the Degroof bank to indemnify it in respect of any payment made by it in connection with the on-demand guarantee.

ARTICLE 10        MISCELLANEOUS PROVISIONS

10.1          EXPENSES

10.1.1                 Each of the Parties will be separately responsible for the expenses, duties and fees of their advisers in connection with the negotiation, preparation and performance of this Agreement.

10.1.2                 The rights referred to in Article 726 of the General Taxation Code will be paid by the Purchaser.

10.2          COOPERATION

Each of the Parties undertakes to use its best endeavours to take, in good time, all the measures necessary or desirable for the transactions provided by this Sale Agreement to be completed, or to arrange to have such measures taken. Each of the Parties also undertakes to take all the measures necessary to enable the other Party and its advisers to record the proper performance of all the obligations imposed on it by this Agreement. If at any time after the Completion Date, additional measures are necessary or desirable in order to achieve the purpose of this Agreement, the Parties will take all the necessary steps or will arrange to have such steps taken.

10.3          CONFIDENTIALITY

10.3.1                 This Sale Agreement and the transactions referred to herein are confidential, and each of the Parties undertakes not to disclose the existence or content of this Sale Agreement to any person (other than their advisers subject to a professional confidentiality obligation), whether directly or indirectly, without the express prior consent of the other Parties, with the exception of communications made compulsory by law, by a judgment, by an administrative decision and/or by a stock exchange regulation, or by a pre-existing contractual connection, or which are made necessary in order to implement the warranty referred to in Article 8 above.

10.3.2                 The text of the statements and announcements made by the Parties, or on their behalf, in the context of the transaction envisaged by this Agreement, will be agreed between them in advance.

10.4          NOTICES

10.4.1                 For the purposes of performance of this Agreement and any matters arising hereunder, the Purchaser’s addresses for service will be at its registered office as indicated in the heading of this Agreement.

The Vendors’ addresses for service will be at the law firm CMS – BUREAU FRANCIS LEFEBVRE located at  1 Rue du Maréchal Joffre - 67083 STRASBOURG CEDEX - BP 70001, represented by Mr Arnaud GERARDIN, or, in the event he is unable to act, by any partner of the same law firm.

10.4.2                 Each of the Parties may change its address for service at will, on condition that it brings its new address for service to the attention of the other Parties and that it is in a position to provide evidence of the new address. In default, the addresses indicated above will remain valid.

10.4.3                 For the purposes of this Agreement, notices must be sent by registered letter with proof of receipt to the addresses of the Parties indicated above, or by process server.

10.4.4                 The date of a notice shall be the date of service or of receipt of the letter, as proved by the acknowledgment of receipt.

10.4.5                 In default of actual receipt, the date of presentation of the letter will be used instead.

10.5          THE VENDORS’ REPRESENTATIVE

10.5.1                 The Vendors irrevocably appoint the law firm CMS – BUREAU FRANCIS LEFEBVRE located at 1 Rue du Maréchal Joffre - 67083 STRASBOURG CEDEX - BP 70001, represented by Mr Arnaud GERARDIN, or, in the event he is unable to act, by any partner of the same law firm, as their joint representative (hereinafter the “Vendors’ Representative”), in order to represent them to the Purchaser in the context of this Agreement and for the purposes of performance of this Agreement.

10.5.2                 Consequently, any action, claim, objection or decision of the Vendors provided for in this Sale Agreement must, in order to be valid, be brought or made on their behalf by the

Vendors’ Representative, acting validly for and on behalf of all the Vendors. Reciprocally, any notice or communication to the Vendors in the context or on the occasion of this Sale Agreement may be validly given by the Purchaser to the Vendors’ Representative.

10.6          TRANSFER TO CHILDREN AND SPOUSES

Between the date hereof and the Completion Date, the Vendors may transfer all or part of their Shares to their children or spouses by way of gifts, on condition that, immediately before such a transfer, their children or spouses adhere to this Agreement as Vendors with the rights and obligations thereunder. Moreover, they will also have the quality of Warrantors and act jointly and severally with their donor in respect of the guarantees set forth in Articles 7 and 8 and in proportion to the total number of Shares held by the donees and the donor on the Completion Date.

10.7          WHOLE AGREEMENT CLAUSE

10.7.1                 The Sale Agreement constitutes the entire and sole agreement of the Parties in relation to the dispositions the subject thereof, and it replaces and cancels any written or oral contract, agreement or exchange of letters that might have taken place between the Parties prior to the date hereof and in relation to the same subject matter. It may only be amended or altered by a document signed by each of the Parties.

10.7.2                 The preamble and all the Appendices form an integral part of the Sale Agreement, with which they form an indivisible whole.

10.8          DIVISIBILITY

In the event that any of the provisions of this Sale Agreement should be declared void or ineffective in any way whatever and for any reason whatever, the Parties undertake to consult in order to remedy the cause of the nullity concerned of, so that, unless this proves impossible, this Sale Agreement may continue to take effect without interruption.

10.9          APPLICABLE LAW AND JURISDICTION

10.9.1                 The Sale Agreement will be governed by, and interpreted in accordance with, French law.

10.9.2                 Any dispute arising in relation to the validity, interpretation or performance of this Agreement will be subject to the exclusive jurisdiction of the Paris Commercial Court.

Done at Paris, on May 30, 2012, in five (5) original counterparts

Mr Jean-Jacques Rumpler	Mr Gérard Rumpler

Ms Evelyne Fournier-Rumpler	Ms Annette POMERAT

_Represented by Mr Gérard RUMPLER

APTAGROUP HOLDING SAS
Represented by Mr Olivier FOURMENT

[Appendices have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The appendices will be provided to the SEC upon request.]

LIST OF APPENDIX

Appendix 1	Articles of association and certificate of registration (extrait K-Bis) of RUMPLER TECHNOLOGIES

Appendix 2	Articles of association and certificate of registration (extrait K-Bis) of STELMI S.A.

Appendix 3	Articles of association and certificate of registration (extrait K-Bis) of SOMEGI S.A.R.L

Appendix 4	Articles of association and certificate of registration (extrait K-Bis) of AMERICAN STELMI CORP.

Appendix 5	Capital’s breakdown of the Companies and list of subsidiaries

Appendix 6	Model of reiterative act

Appendix 7	Model of services agreement

Appendix 8	Model of on-demand guarantee

Appendix 9	Reference accounts

Appendix 10	Description of Real Estate Assets Owned by the Companies

Appendix 11	Description of Real Estate Assets Leased by the Companies

Appendix 12	List of Mobile Assets

Appendix 13	List of Restrictions

Appendix 14	List of Intellectual Property Rights and security or third parties’ rights encumbering them

Appendix 15	List of Specific Contracts referred to in Article 7.10.2

Appendix 16	General Terms and Conditions of Sale of the Companies

Appendix 17	Guarantee on Products

Appendix 18	List of liability or resignation of contracts actions against the Companies for non-compliance, hidden defects and/or Products defects

Appendix 19	List of Company’s staffing chart with age, seniority, annual salary of enployees and executives and procedures for wage increases during the month of January 2012

Appendix 20	List of Collective Bargaining Agreements

Appendix 21	List of individual or collective dismissal proceedings pending or put in place in the Companies

Appendix 22	List of social conflicts and litigation with the Companies’ employees for which no provision has been made in Reference Accounts

Appendix 23

List of investigations or inquiries related to Taxes, controls or inspections pending, verification notices and rectification proposals related to Taxes notified to one of the Companies concerning the calculation and the recovery of Taxes since January, 1st 2005, as well as specific elements which are likely to trigger such investigations, inquiries, controls or inspections

Appendix 24	List of insurance agreements entered into by the Companies

Appendix 25	List of claims occurred over the last two years

Appendix 26

List of any kinds of loan agreements, borrowings, overdrafts, factoring, financial leasing, to which each of the Companies is a party as borrower and guarantees, indemnity undertakings, letter of comfort or any other security provided to the Companies by third parties for these loans

Appendix 27	List of restructuring and liquidation operations carried out by the Companies over the last three years

Appendix 28	List of litigation, administrative, judicial or arbitration proceedings, claims or demands directed against one of the Companies or initiated by one of them

Appendix 29	List of storage, transport or treatment’s operations of hazardous or toxic substances or wastes within the meaning of article 7.20.2. carried out by one of the Companies

Appendix 30	Commitments and agreements going beyond the current management

Appendix 31	List of agreements entered into with Affiliated of the Sellers

Appendix 32	List of debts contained in the Accounts Reference of the company STELMI not recovered until 30 April 2012

Appendix 33	List of damages provisioned by the Purchaser when the Purchase Price was determined